                                                                   EXHIBIT 21


                  GATEWAY ENERGY CORPORATION AND SUBSIDIARIES



Company                          State          Percent Owned
-------                          -----          -------------

Gateway Pipeline Co.             Missouri          100%

     Gateway Energy Marketing    Texas             100%
     Venture Resources, Inc.     Texas             100%

Fort Cobb Oklahoma Irrigation
  Fuel Authority                 Oklahoma           99%

Shoreham Gathering Company       Nebraska           80%

Ozark Natural Gas Company        Missouri          100%